Exhibit 99.2

GeoPark Co-Founder and Former Chairman Gerald O’Shaughnessy Issues Investor Presentation and Announces

Highly Qualified Potential Director Candidates for the Board

Presentation Illustrates How Jim Park Runs Company as an Imperial CEO Who Resists True Independence and Strategic Input from the Board

Also Details Need for Independent Directors Who Will be Objective Advocates for Shareholders as the Company Navigates Economic and Strategic Challenges Ahead

Board Must Strengthen Oversight of Management in Order to Pave Way for Potential Routes to Unlock Value for Shareholders

Outlines Why Shareholders Should Vote AGAINST Four Company Nominees at Upcoming Annual Meeting

July 01, 2021 08:00 AM Eastern Daylight Time

WICHITA, Kan. – (BUSINESS WIRE) – Gerald O’Shaughnessy, the co-founder, former Chairman and second largest shareholder of GeoPark Limited (“GeoPark” or the “Company”) (NYSE: GPRK) today made public an investor presentation detailing the case for voting AGAINST GeoPark incumbent directors Robert Bedingfield, Constantin Papadimitriou, Pedro Aylwin and James Park at the upcoming Annual Meeting of Shareholders. The presentation can be viewed at: https://www.businesswire.com/news/home/52454062/en.

Mr. O’Shaughnessy also announced three additional highly qualified candidates for consideration for the GeoPark Board – each of whom would bring significant relevant experience and valuable independent perspectives to the Company. These potential nominees include:

•	Rick Grafton – Mr. Grafton is an experienced oil and gas industry executive with prior relevant board experience.

•	Co-founder, current CEO and CIO of Grafton Asset Management

•	Former board member of oil and gas companies Gallic Energy Ltd. and Mena Hydrocarbons

•	Co-founder and former managing director of FirstEnergy Capital, a leading independent energy-focused investment bank in Canada

•	Louis R. Hughes – Mr. Hughes has served as a board member of 12 multibillion-dollar companies in eight different countries and is a financial/accounting and corporate governance expert.

•	Chairman of the board of directors of InZero Systems

•	Former president and COO of Lockheed Martin Corp. (NYSE: LMT) and former EVP of General Motors Corp. (NYSE: GM)

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Additional board experience includes: Nokia Corp. (NYSE: NOK), Deutsche Bank (NYSE: DB), and ABB Ltd. (NYSE: ABB) where he served as chairman of the Finance, Audit & Compliance Committee for seven years

•	Greg Pratt – Mr. Pratt has deep technology, corporate governance and prior board experience.

•	Non-executive chairman and former CEO and president of Carpenter Technology Corp. (NYSE: CRS)

•	Lead director, chairman of the Corporate Governance Committee of Tredegar Corp. (NYSE: TG), and board member of Anterix, Inc. (NASDAQ: ATEX)

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Former director and chairman on local chapter board of National Association of Corporate Directors (NACD) and former member of the Standing Advisory Group of the Public Company Accounting Oversight Board (PCAOB)

These nominees have been identified by Mr. O’Shaughnessy and his team, are totally independent of Mr. O’Shaughnessy and, in the cases of Mr. Grafton and Mr. Pratt, were not personally known to Mr. O’Shaughnessy prior to this effort.

Mr. O’Shaughnessy stated:

“As our presentation highlights, it is time for shareholders to signal to the GeoPark Board that the status quo – characterized by a CEO-dominated strategy and lack of transparency – cannot continue. I urge all shareholders to vote against incumbent directors Bedingfield, Papadimitriou, Aylwin and Park to pave the way for necessary Board refreshment. Each of these individuals has been responsible for perpetuating the deep-seated corporate governance issues at GeoPark and failing to ensure the Company is on the right course.

The three individuals I would put forward as potential directors in addition to myself are all highly accomplished veterans with industry expertise, strategy, shareholder value creation and good corporate governance. Their interest in serving on the GeoPark Board is a testament to the significant opportunities for success they see at the Company. Against the backdrop of a rapidly changing industry, shareholders would benefit greatly from an improved Board that would consider all strategic alternatives and address the challenges facing GeoPark today and moving forward.”

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A vote AGAINST four incumbent directors is a vote to send a message that change is needed on the Board at GeoPark that will benefit all of the Company’s shareholders. You can vote AGAINST these directors either by voting on GeoPark’s proxy card, or by voting on the BLUE proxy card included in these materials.

VOTE AGAINST FOUR GEOPARK DIRECTOR NOMINEES TO SIGNAL THAT YOU DEMAND

CHANGE IN ORDER TO PROTECT YOUR INVESTMENT

Contacts

Investors:

D.F. King & Co., Inc.

Edward McCarthy / Richard Grubaugh

(212) 269-5550

geopark@dfking.com

Media:

Sloane & Company

Dan Zacchei / Joe Germani

dzacchei@sloanepr.com / jgermani@sloanepr.com